Exhibit 10.3
Idearc Inc.
Summary of 2008 Short-Term Incentive Award Program
     In March 2008, the Human Resources Committee (“Committee”) of the Board of Directors (“Board”) of Idearc Inc. (“Company”) approved the terms of the short-term incentive award program for the Company’s executive officers and other key employees for 2008. The awards for executive officers were granted under the Idearc Inc. 2008 Incentive Compensation Plan (“2008 Plan”), subject to the approval of the 2008 Plan by the Company’s stockholders. On May 1, 2008, the Company’s stockholders approved the 2008 Plan as described in the Company’s proxy statement filed with the Securities and Exchange Commission on March 14, 2008.
     The Committee established target awards for each executive officer based on a percentage of the officer’s base salary. The payout for each award will be based on the Company’s achievement of performance targets specified in the 2008 Plan, including earnings before interest, taxes, depreciation and amortization (EBITDA), print published revenue and Internet revenue during 2008. If the combined measure of performance is below 90% achievement, no awards will be payable. At 90% to 100% achievement, awards will be payable on a scale from 25% to 100% of an executive officer’s target award. At 100% to 112.5% achievement, awards will be payable on a scale from 100% to 200% of the target award. The maximum award payable is equal to 200% of an executive officer’s target award. The awards will be paid in cash during the first quarter of 2009.